Exhibit 10.2

April 26, 2017

CONFIDENTIAL

Ms. Anja Krammer

President

BioPharmX Corporation

1098 Hamilton Court

Menlo Park, CA 94025

Re:Engagement of Roth Capital Partners, LLC as advisors to BioPharmX Corporation

Dear Ms. Krammer:

This letter will confirm our understanding that BioPharmX Corporation (the “Company”) has engaged Roth Capital Partners, LLC (“Roth”) to act as the Company’s exclusive placement agent or sole book running manager in connection with the matters described below, subject to the terms and conditions of this letter agreement (this “Agreement”) and the Offering Agreement referred to below.

Section 1.Engagement. The term of the engagement of Roth hereunder will be until the earliest of: (a) 30 days from the date hereof, unless extended by mutual written consent of the Company and Roth; (b) the final consummation of the Offering (as defined below); or (c) earlier termination by the Company as provided below (“the Engagement Period”).  During the Engagement Period, Roth will serve as the exclusive placement agent or sole book running manager for the Company with respect to one follow-on public offering consisting solely of newly issued shares of common stock and warrants of the Company (such securities, the “Securities” and such offering, the “Offering”).  Notwithstanding the foregoing, the Company may terminate the services of Roth hereunder (x) with cause at any time, and (y) without cause beginning on the 20th day after the date of this Agreement, in each case without liability or continuing obligation to or of the Company (except for all reimbursable and documented expenses incurred from the date of this Agreement through the date of termination in accordance with Section 3 below) other than as set forth in Section 4 below.

Section 2.Compensation and Documentation.  In the event that the Company and Roth agree in their respective sole discretion to proceed with the Offering, Roth may prepare a placement agency agreement or underwriting agreement, as applicable, between Roth and the Company covering the sale of securities, providing for, and subject to Section 5 below, the payment to Roth of a cash commission equal to 7% of the total roth capital partners, llc

888 San Clemente Drive, Newport Beach, CA 92660 |  800.678.9147  |  www.roth.com   |  Member SIPC/FINRA

gross proceeds from the Offering (the “Cash Commission”), and the issuance to Roth or its designees of warrants (the “Offering Warrants” and together with the Cash Commissions, the “Compensation”)) covering 2.5% of the shares of common stock issued or issuable by the Company in the Offering (excluding shares of common stock issuable upon the exercise of any warrants issued to investors in the Offering) and containing other customary terms and conditions (the “Offering Agreement”). Notwithstanding anything herein to the contrary, in the event that Roth is also entitled to a tail fee (“Tail Fee”) pursuant to that certain letter dated September 12, 2017 (the “September Letter”) by and between the Company and Roth as a result of the Offering, Roth shall only receive the Compensation hereunder and shall not be entitled to additional Tail Fee compensation pursuant thereto; provided,  however, such proviso shall only apply to the Offering and any other offering of the Company’s securities not subject to this Agreement shall continue to be subject to the Tail Fee during the time that it remains in full force and effect pursuant to the September Letter.  The Offering Warrants shall have an exercise price equal to the exercise price at which warrants are issued to investors in the Offering, shall be exercisable for a period of five years from the date of issuance, shall contain a cashless exercise provision, shall be registered for sale pursuant to the registration statement covering the Offering and shall have such other terms and conditions as may be required to comply with the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). If warrants are issued to investors in the Offering, the Offering Warrants shall contain such other terms and conditions (except as modified pursuant to the preceding sentence) as the warrants issued to investors in the Offering. The Cash Commission and the Offering Warrants are hereinafter collectively referred to as the “Offering Fee”. The Offering Agreement will provide for, and closing of the Offering will be conditioned upon, delivery to Roth of customary legal opinions from Company counsel, including a traditional negative assurance letter, and a customary comfort letter from the Company’s independent public accountants.  Settlement of the Securities shall occur via “Delivery Versus Payment” (“DVP”) (i.e., on the closing date, the Company shall issue the securities registered in the investors’ names and addresses and released by the Company’s transfer agent directly to the account(s) at the Roth identified by each investor; upon receipt of such Securities, Roth shall promptly electronically deliver such Securities to the applicable investor, and payment therefor shall be made by Roth (or its clearing firm) by wire transfer to the Company).  The Company will not issue or sell any equity or equity-linked securities (other than under existing stock option plans, or pursuant to the exercise or conversion of any options, warrants, convertible promissory notes or other securities or instruments exercisable for or convertible into equity, in each case as in existence as of immediately prior to the signing of the definitive Offering Agreement) until the earlier of (i) the date that is 21 days after the closing date of the Offering or (ii) the date of announcement of topline data from its Phase 2b trial of BPX-01.  Other than pursuant to the September Letter, Roth shall not be entitled to compensation for any transaction other than the Offering, including any private offering, financing or strategic transaction (which may include, without limitation, any acquisition of the Company in any transaction or series of related transactions by means of merger, consolidation, reorganization, stock acquisition or otherwise (other than a merger effected primarily for the purpose of changing the domicile of the Company) or a sale or an irrevocable and exclusive license of the assets or intellectual property of the Company to a third party), which may be conducted by the Company during the Engagement Period or thereafter.

Section 3.Expenses. Subject to compliance with FINRA Rule 5110(f)(2)(D), in addition to the Offering Fee, the Company shall reimburse Roth for reasonable out of pocket expenses incurred by Roth in connection with this engagement, including fees and disbursements of its counsel in an amount not to exceed $50,000 in the aggregate. In the event that this Agreement shall terminate prior to consummation of the Offering, the Company shall reimburse Roth for their actual and documented expenses incurred from the date of the Agreement until the date of termination; provided, however, that such expenses shall not exceed $15,000 in the aggregate.

Section 4.Survival of Termination.  The provisions of Section 3 through Section 9 (including Exhibit I attached hereto) shall survive termination of this Agreement.

Section 5.Third Party Beneficiary.  Roth shall be a third party beneficiary of any representations, warranties, covenants and closing conditions made by the Company in any Offering Agreements, including representations, warranties, covenants and closing conditions made to any investor in the Offering.

Section 6.Indemnification.  The Company agrees to indemnify Roth and its affiliates as set forth in Exhibit I attached hereto.

Section 7.No Limitations.  Nothing in this Agreement shall be construed to limit the ability of Roth or its affiliates to (a) trade in the Company’s or any other company’s securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 8.Miscellaneous.  This Agreement shall be binding on and inure to the benefit of the Company, Roth, each Indemnified Person (as defined in Exhibit I attached hereto) and their respective successors and assignees.  This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the parties.  This Agreement may not be amended or modified except in writing.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.  If any term, provision, covenant or restriction contained in this Agreement, including Exhibit I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Roth is an independent contractor, and any duties of Roth arising out of its engagement hereunder shall be owed solely to the Company or, as applicable, to the Board of Directors (or a special committee thereof).  Any advice provided to the Company or the Board of Directors (or a special committee thereof) is solely for the benefit of the Company and may not be used, reproduced, disseminated, quoted or referred to, without Roth’s prior written consent.  If the Offering is consummated, Roth may, at its expense, place an announcement in such newspapers and periodicals as Roth may desire.

Section 9.Arbitration.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Francisco, California, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures.  Judgment on the Award may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

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If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:/s/ Aaron Gurewitz

Name:Aaron Gurewitz

Its:Head of Capital Markets

Accepted as of the date first above written:

BIOPHARMX, INC.

By:/s/ Anja Krammer

Name:Anja Krammer

Its:President

EXHIBIT I

Indemnification Provisions

The Company agrees to indemnify and hold harmless Roth and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Roth and each such person each being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Roth of the services contemplated by or the engagement of Roth pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company.  Notwithstanding the foregoing, the Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party’s willful misconduct or gross negligence.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Roth pursuant to, or the performance by Roth of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Roth’s or any Indemnified Party’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same.  Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.  In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnified Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both parties (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Roth on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Roth, on the other hand, as well as any other relevant equitable considerations.  The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Roth of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in connection with the Offering bear to the fees paid or to be paid to Roth under this Agreement.  Notwithstanding the foregoing, the Company expressly agrees that Roth shall not be required to contribute any amount in excess of the amount by which fees paid to Roth hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Roth has otherwise been required to pay.

The Company agrees that without Roth’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not Roth or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Roth on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements to its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.